Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 26, 2012

Thank you Bill, and good morning everyone.

My comments relate primarily to the first quarter of 2012. Our form 10-Q will be filed later today. For the first quarter of 2012, Trinity reported earnings of 66 cents per common diluted share, a 120% improvement over last year’s first quarter earnings of 30 cents per common diluted share.

Revenues for the first quarter of 2012 increased 46% year-over-year to $925 million, as a result of increased railcar and barge shipments, continued growth in our railcar leasing operations, and strategic acquisitions made last year by our Highway Products businesses.

Trinity’s operating profit increased 43% during the first quarter to $122 million, and our EBITDA increased 31% to $175 million compared to the first quarter last year. The reconciliation of EBITDA was provided in our press release yesterday.

The Rail Group recorded a 113% increase in revenues in the first quarter of 2012 compared to the same quarter last year as railcar deliveries more than doubled to 5,010 railcars during the quarter. Operating profit for the group increased to $40 million during the first quarter compared to $9 million a year ago. The increase in revenue and profits for the quarter reflects the strength in the recovery of railcar demand, and TrinityRail’s successful ramp up of current production capacity to meet demand and achieve operating leverage.

During the first quarter, the Leasing Group reported growth of 6% in its leasing and management services revenues compared to the first quarter of 2011. Total operating profit for the Leasing Group grew to $67 million, including $7 million of gains from railcar sales from the lease fleet, compared to operating profit of $55 million during the first quarter last year, including $1 million of gains from railcar sales from the fleet. The lease fleet continues to experience improved utilization and higher rental rates compared to last year. In addition, due to the size and strength of the lease fleet, this group continues to successfully pursue opportunities to sell railcars from the lease fleet in the secondary market that align with its portfolio objectives, which include maximizing returns, diversifying the lease fleet, and managing investment levels.

Our Inland Barge Group had another positive quarter in terms of operating performance. Revenues were 23% higher in the first quarter compared to the same quarter last year. The Group’s operating profit was $30 million compared to $22 million in the same quarter last year. Operating profit for the first quarter of 2012 included a $3.4 million net gain from the sale of 15 barges included in property, plant and equipment that were previously leased to third-party customers. There are only two barges remaining in the barge lease fleet at this time. Excluding the gain from the sale of barges in the first quarter, the Barge Group delivered an operating margin of 15.7%.

The Energy Equipment Group incurred an operating loss of approximately $4 million during the first quarter on revenues of $125 million. This compares to an operating profit of $11 million on revenues of $119 million last year. Revenues for the first quarter of this year increased compared to the same period last year as a result of higher shipments of tank containers, tank heads, and utility structures, partially offset by lower volumes of wind towers. The operating loss resulted from transition issues arising from changes in product mix in our wind towers business, as well as competitive pricing on wind towers.

The Construction Products Group continued to perform well in a challenging construction environment, generating first quarter revenues that grew by 16% over the same quarter last year. Operating profit grew from $8 million in the first quarter of 2011 to $11 million in the first quarter this year. This segment’s performance continues to reflect the positive impacts of strategic portfolio realignments resulting from the acquisitions in the Highway Products space, and asset repositioning to align with demand for construction materials produced by our Concrete and Aggregates businesses.

In summary, this year’s first quarter results from our core operations reflect a significant improvement over the same period last year.

At quarter-end, our balance of unrestricted cash totaled $305 million. When this cash is combin ed with the available capacity under our corporate revolver and Trinity’s leasing warehouse facility, we had approximately $850 million of available liquidity at the end of the quarter, which positions us to capitalize on business opportunities as they arise.

I will now discuss our forward-looking guidance. For the second quarter of 2012, we expect earnings per common diluted share for the Company to be between 70 and 75 cents. For the full year, we expect earnings per common diluted share of between $2.55 and $2.70.

We anticipate that the Rail Group will report revenues of between $500 and $525 million during the second quarter with an operating margin of between 9% and 11%. We expect railcar manufacturing to deliver railcars to our leasing company that will result in an elimination of between $85 and $100 million in consolidated revenues and between 5 and 7 cents of earnings per share in the second quarter. This compares to an elimination of $123 million in consolidated revenues and 8 cents of earnings per share in the first quarter. For the full year, we expect our net leasing capital expenditures to be between $300 and $350 million.

Included in our guidance for the second quarter is approximately 3 to 4 cents per share of gains from the sale of railcars from our lease fleet. Our annual guidance includes approximately 12 to 14 cents per share from lease fleet sales gains. The level of railcar sale activity from the lease portfolio is difficult to accurately project, given the opportunistic nature of the transactions in the secondary market. But the secondary market remains receptive to sales from the fleet so we continue to seek opportunities to conduct such transactions.

Inland Barge revenues are expected to be between $160 and $170 million in the second quarter with an operating margin in the range of 15% to 17%.

Our wind towers business continues to be focused on enhancing its ability to transition efficiently between wind tower models when customers’ product needs change. This business is making progress in these areas, and we are focused on improving the results in this segment. However, we remain unable to provide detailed financial guidance until we have more clarity about the exact timing of these business developments.

We will continue to evaluate market conditions as we deploy capital to promote the growth of our businesses. Our current plan calls for an investment of $100 to $125 million of capital expenditures in our manufacturing businesses during 2012.

As a multi-industry company, we have a lot of moving variables in our businesses and in the external environment. Our results for the second quarter and full-year earnings for 2012 will depend on a number of factors, including: the orders we receive that will fill in the remaining open slots in our rail and barge backlogs; the operating leverage we can achieve in our rail and barge businesses as we operate at this elevated level of production; our ability to conduct attractive sales from our railcar lease fleet in the secondary market; uncertainty around a long-term highway bill; weather conditions for our construction businesses, and continued challenges in our wind towers business.

In addition as we reported, we benefitted from a lower effective tax rate of 32.9% in the first quarter due, to the settlement of certain tax audits. For the remaining three quarters of 2012, we expect our tax rate to be at a more normalized level of between 37 and 38%.

Overall we expect to have a solid 2012 with substantial growth over 2011’s results, as reflected in our guidance.

Our operator will now prepare us for the question and answer session.

— Q&A Session—